Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212431 Dated June 28, 2017 First Potomac Realty Trust property 11 Dupont Street NW, Washington, DC Square Feet: 150,805 Government Properties Income Trust Acquisition of First Potomac Realty Trust June 2017

Disclaimer. THIS PRESENTATION CONTAINS FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS ARE GENERALLY IDENTIFIABLE BY USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, AND IN THIS PRESENTATION INCLUDE STATEMENTS REGARDING GOVERNMENT PROPERTY INCOME TRUST’S, OR GOV’S , EXPECTED FINANCING PLANS, APPROXIMATE NEUTRAL IMPACT ON GOV’S LEVERAGE, EXPECTED NORMALIZED FUNDS FROM OPERATIONS RESULTING FROM THE ACQUISITION OF FIRST POTOMAC REALTY TRUST, OR FPO, AND EXPECTED GENERAL AND ADMINISTRATIVE EXPENSE SAVINGS AS COMPARED TO FPO ON A STAND ALONE BASIS. ALTHOUGH GOV BELIEVES THAT THE EXPECTATIONS EXPRESSED BY THESE FORWARD LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, GOV’S ACTUAL RESULTS AND PERFORMANCE COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD LOOKING STATEMENTS. FOR A LIST OF FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON GOV’S BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATION, NET OPERATING INCOME, CASH FLOWS, LIQUIDITY AND PROSPECTS, PLEASE REFER TO GOV’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, ON JUNE 28, 2017 AND SUBSEQUENT FILINGS WITH THE SEC. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT. EXCEPT AS REQUIRED BY APPLICABLE LAW, GOV UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE EXPECTED OFFERING OF GOV’S COMMON SHARES REFERRED TO HEREIN WILL BE MADE PURSUANT TO GOV’S EFFECTIVE SHELF REGISTRATION STATEMENT FILED WITH THE SEC. THE OFFERING WILL BE MADE ONLY BY MEANS OF A PROSPECTUS AND A RELATED PRELIMINARY PROSPECTUS SUPPLEMENT. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE RELATED PRELIMINARY PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS GOV HAS FILED OR WILL FILE WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT GOV AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, GOV OR ANY UNDERWRITER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE RELATED PRELIMINARY PROSPECTUS SUPPLEMENT IF YOU REQUEST IT FROM CITIGROUP, C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, TELEPHONE: (800) 831-9146; BOFA MERRILL LYNCH, ATTENTION: PROSPECTUS DEPARTMENT, NC1-004-03-43, 200 NORTH COLLEGE STREET, 3RD FLOOR, CHARLOTTE, NC 28255-0001, EMAIL: DG.PROSPECTUS_REQUESTS@BAML.COM; MORGAN STANLEY, ATTENTION: PROSPECTUS DEPARTMENT, 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014; OR UBS INVESTMENT BANK, ATTENTION: PROSPECTUS DEPARTMENT, 1285 AVENUE OF THE AMERICAS, NEW YORK, NY, 10019 OR BY CALLING (888) 827-7275. THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF ANY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION. GOV IS NOT RESPONSIBLE FOR THE ACCURACY OF THIRD PARTY STATISTICAL DATA. 2 Government Properties Income Trust Note: Unless otherwise noted, data is presented as of March 31, 2017 and excludes properties classified as discontinued operations.

First Potomac Realty Trust acquisition overview. • Aggregate transaction value of approximately $1.4 billion, in cash and including the repayment or assumption of FPO debt.  Cash consideration to be paid to FPO shareholders will be $11.15 per fully diluted common share.  Remaining transaction value includes the expected repayment of approximately $418 million of FPO debt, the assumption of approximately $232 million of FPO mortgage debt, and the payment of transaction fees and expenses, net of FPO cash on hand. • GOV believes this acquisition will be accretive to normalized FFO per share after 2018 and approximately leverage neutral on a debt to gross asset basis after completion of GOV’s long term financing plan.(1) • GOV believes that the estimated acquisition cap rate is approximately 7.0%.(2) • GOV expects to realize approximately $11 million of annual general and administrative expense savings compared to FPO on a stand alone basis. • • • • FPO has agreed that it will not pay any distributions to shareholders before the closing of this transaction. GOV’s distributions are not affected by this transaction. GOV’s current quarterly distribution is $0.43 per share; annual distribution of $1.72 per share. GOV’s current distribution yield is 7.9% based on the closing price of $21.90 per share on June 27, 2017. • Prior to year-end 2017 and is subject to the approval of at least a majority of FPO common shareholders and other customary closing conditions. (1)Normalized funds from operations is a non-GAAP financial measure that is calculated by adjusting funds from operations (which is also a non-GAAP financial measure), as defined by The National Association of Real Estate Investment Trusts, as described in GOV’s earnings reports and periodic filings with the SEC. The accretion to normalized funds from operations per share that GOV currently expects to realize after 2018 depends upon many factors, such as the type and cost of long term financing that GOV ultimately uses to fund the transaction consideration, the rents GOV will receive from its existing properties and from the properties now owned by FPO, occupancy and other factors. Many of these factors are materially impacted by market conditions beyond GOV’s control. GOV’s current expectation that the transaction will be approximately leverage neutral on a debt to gross assets basis after the completion of GOV’s long term financing plan is based upon GOV’s current beliefs regarding the types and costs of GOV’s long term financing for the transaction. The types and costs of the long term financing which GOV uses for the transaction will depend in large part on market conditions which are beyond GOV’s control. Accordingly, investors are cautioned to consider this statement skeptically. In fact, GOV’s leverage may increase as a result of the transaction. (2)Estimated cap rate for the FPO acquisition of approximately 7.0% is based on GOV’s preliminary estimate of 2018 net operating income attributable to the FPO properties. For these purposes, GOV defines cap rate as the GAAP earnings from the acquired properties (for both consolidated properties and a pro rata share of unconsolidated joint venture properties) before depreciation, amortization, interest and an allocable share of corporate general and administrative expense, divided by the aggregate transaction value (including a pro rata share of non-recourse unconsolidated joint venture indebtedness and adjusted for other tangible properties and liabilities, but excluding transaction costs). GOV’s calculation of its preliminary estimated acquisition cap rate for the FPO acquisition relies upon GOV’s preliminary estimate of the 2018 net operating income attributable to the FPO properties, which is inherently uncertain and based upon GOV’s current assumptions regarding the 2018 operations of the FPO properties and information available in FPO’s public filings and additional information made available to GOV to GOV during the process leading to signing of the FPO merger agreement. GOV has not completed its own detailed accounting analysis of FPO’s property level earnings, which could result in revisions that lower GOV’s preliminary estimate of 2018 net operating income attributable to the FPO properties. Also, property level earnings from FPO’s properties may decrease before or after the FPO acquisition closes. Moreover, alternative methods of calculating cap rates, such as methods that utilize cash based accounts, would result in a different cap rate. Accordingly, the acquisition cap rate ultimately realized by GOV on the acquisition may be lower than the cap rate estimated in this presentation. 3 Government Properties Income Trust Transaction Details G&A Synergies Distribution Expected Close

Summary of key benefits to GOV from FPO acquisition. INCREASED EXPOSURE TO THE METRO WASHINGTON, D.C. MARKET  Pro forma for the FPO acquisition, approximately 54.3% of GOV’s total annualized rental income was from properties located in the metropolitan Washington, D.C. market area, as compared to 27.4% on a stand alone basis. TRANSFORM AND EXPAND BUSINESS STRATEGY  Almost doubles GOV’s ownership and operation of office properties leased to government and private sector tenants in the metropolitan Washington, D.C. market area.  The metropolitan Washington, D.C. market is one of the largest office markets in the U.S. and the nation’s largest beneficiary of spending by the U.S. Government.  Outside of the metropolitan Washington D.C. market, GOV will continue to focus on acquiring, owning and operating office properties that are majority leased to government tenants. SIGNIFICANT COST SAVINGS  Because of GOV’s management agreement with The RMR Group LLC, GOV expects to realize approximately $11 million of annual general and administrative expense savings compared to FPO on a stand alone basis. ATTRACTIVE PURCHASE PRICE(1)  GOV’s purchase price per share is lower than the consensus research analyst estimates of FPO’s net asset value per FPO common share.  GOV’s purchase price is lower than FPO’s closing price of $11.35 per share on June 27, 2017. INCREASED SCALE REDUCES RISKS AT GOV  Positions GOV well to absorb certain lease expirations that might negatively impact GOV’s stand alone business after 2018. (1) Generally, NAV per common share is an analyst’s estimate of the market value of a REIT’s properties and other assets less the REIT’s aggregate liabilities, divided by the number of the REIT’s outstanding common shares. Because NAV per common share is only an analyst’s rough estimate of valuation at a particular point in time, investors should not place undue reliance on it, and the purchase price per share being paid by GOV may be more or less than the realizable value of FPO’s properties and other assets. 4 Government Properties Income Trust

Metropolitan Washington, D.C. market. Q1 2017 National Office Clock(2) • Strong positive net absorption of 639,000 square feet in Q1 2017, with the strongest demand in the District of Columbia. (1) Increasingly supply constrained Class B markets have seen vacancy decline to 8.3%.(2) • • The region is likely to benefit under the current administration by increased federal spending and growth of government contractors, consultants and lobbyists. (1) • • 3.2 million payroll jobs in Washington, D.C. metro area.(3) 3.9% unemployment rate as of January 2017 vs. 4.8% national unemployment rate.(3) Region’s unemployment rate is down 30 basis points from 12 months prior.(3) Washington-area job growth among office-using sectors was strong in 2015 and 2016, with those sectors adding between 35% and 45% of the region’s jobs. Strong growth in these sectors, particularly professional and business services, is expected to continue and will eventually translate into more demand for office space.(3) First Potomac Realty Trust property 840 First Street, NE, Washington, DC Square Feet: 248,536 • • Sources: (1) Avison Young (2) JLL (3) Newmark Grubb Knight Frank, Bureau of Labor Statistics 5 Government Properties Income Trust

Washington, D.C. GOV greater metropolitan exposure. e FPO E COLUMBIA \ MONTGOM\ VILLAGE GERMANTOWN • • • GLEN BURNIE • oiASPEN HLI L • POTOMAC' •• 6 Government Properties Income Trust e GOV • MD •

GOV on a pro forma basis. (1) Represents GOV’s pro forma common equity market capitalization as of June 27, 2017 assuming the issuance of 25 million common shares in connection with the acquisition of FPO plus pro forma total outstanding debt less pro forma cash and cash equivalents both assuming the closing of the acquisition of FPO. Represents GOV’s pro forma common equity market capitalization as of June 27, 2017 assuming the issuance of 25 million common shares in connection with the acquisition of FPO. Incudes two properties (three buildings) with approximately 0.4 million rentable square feet owned by unconsolidated joint ventures. (2) (3) . 7 Government Properties Income Trust GOV + FPO $4.3 billion $4.1 billion $2.1 billion 54.3% 94.1% 113 (170) 18.0 million 4.9 years 59.9% 71.7% Enterprise Value(1) Consolidated Gross Assets Equity Value(2) % of Total Annualized Rental Income From Metro Washington, D.C. Market(3) Occupancy Number of Properties (Buildings)(3) Square Feet(3) Weighted Average Lease Maturity % of Total Annualized Rental Income From Government Tenants(3) % of Total Annualized Rental Income From Investment Grade Tenants(3)

Pro forma tenant creditworthiness. All Tenants Top 20 Tenants 8% 9% 28% 60% 12% 83% Government Other Investment Grade Non-Investment Grade and Not Rated Pro Forma Top 20 Tenant List U.S. Government Investment Grade $192,050,221 44.0% State of California Investment Grade 20,791,252 4.8% BlueCross BlueShield Investment Grade 11,390,761 2.6% The United Nations Not Rated 11,114,048 2.5% State of Massachusetts Investment Grade 9,596,052 2.2% State of Georgia Investment Grade 6,506,333 1.5% Leidos Holdings Inc Investment Grade 5,916,891 1.4% Science Applications International Corp Non Investment Grade 5,435,167 1.2% ICF Consulting Group Inc. Not Rated 4,846,580 1.1% State of New Jersey Investment Grade 4,703,008 1.1% State of Oregon Investment Grade 4,612,993 1.1% Montgomery County, MD Investment Grade 4,577,701 1.0% State of Maryland Investment Grade 3,459,232 0.8% Sentara Healthcare Investment Grade 3,413,473 0.8% The National Treasury Employees Union Not Rated 3,112,109 0.7% The Boeing Company Investment Grade 2,910,859 0.7% State of Washington Investment Grade 2,812,117 0.6% Wells Fargo & Co. Investment Grade 2,505,883 0.6% $307,769,971 70.5% 8 Government Properties Income Trust Vocus, Inc.Non Investment Grade2,251,1550.5% State of VirginiaInvestment Grade5,764,1361.3% Annualized% of Total Annualized Top TenantsCredit RatingRental IncomeRental Income Pro Forma Top 20 Tenant List Pro Forma

Financing detail. • GOV expects to finance this acquisition on a long term basis through a combination of First Potomac Realty Trust property 1211 Connecticut Avenue, NW, Washington, DC Square Feet: 130,862   The issuance of common shares, The issuance of additional debt from one or more of the following sources: Senior unsecured notes, Mortgage financing, Bank debt. o o o  The potential sale of certain properties from GOV’s existing portfolio or FPO acquired properties. • Pending the completion of GOV’s long term financing plan, GOV intends to use borrowings under its existing $750 million unsecured revolving credit facility and a new 364 day, fully committed unsecured bridge loan facility (subject to certain customary conditions) for up to $750 million to finance this acquisition. Acquisition currently expected to be approximately leverage neutral on a debt to gross assets basis after completion of GOV’s long term financing plan. • 9 Government Properties Income Trust

Future road map. • The FPO shareholder vote can take place as early as 30 days after the proxy has cleared the SEC and we expect to close by year end 2017.  GOV has the option to pursue the acquisition of FPO in a tender offer, which may decrease the time required to close.(1) • Work is ongoing with FPO management to finalize a plan to transition property management, accounting and other back office operations. The RMR Group LLC (RMR) will continue to manage our properties and RMR anticipates staffing up its metropolitan Washington, D.C. office to take on the FPO assets. • The transition plan will include the evaluation of certain employees for possible retention by RMR. (1) This presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell FPO common shares. We have not commenced a tender offer for FPO common shares. If we commence a tender offer for FPO common shares, we will file with the SEC a tender offer statement on Schedule TO, and FPO will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to such tender offer. ANY SUCH TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF FPO ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF FPO COMMON SHARES SHOULD READ THESE DOCUMENTS CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF FPO COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. Copies of these documents, if and when filed with the SEC, will be available free of charge at the SEC’s website at www.sec.gov. In addition to these documents, FPO files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by FPO at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. FPO’s filings with the SEC are also available for free at the SEC’s website at www.sec.gov. 10 Government Properties Income Trust

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212431 Dated June 28, 2017 First Potomac Realty Trust property 11 Dupont Street NW, Washington, DC Square Feet: 150,805 Government Properties Income Trust Acquisition of First Potomac Realty Trust June 2017